================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a party other than the Registrant  [_]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to(S) 240.14a-12

                            -------------------------

                          OPTICAL SENSORS INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                            -------------------------

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ________________________________________
     (2)  Aggregate number of securities to which transaction applies:

          ________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ________________________________________
     (4)  Proposed maximum aggregate value of transaction:

          ________________________________________
     (5)  Total fee paid:

          ________________________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ________________________________________
     (2)  Form, Schedule or Registration Statement No.:

          ________________________________________
     (3)  Filing Party:

          ________________________________________
     (4)  Date Filed:

          ________________________________________

================================================================================

                                                                Preliminary Copy

                             [OPTICAL SENSORS LOGO]

                          OPTICAL SENSORS INCORPORATED

                       7615 Golden Triangle Drive, Suite C
                                Technology Park V
                        Minneapolis, Minnesota 55344-3733

                            -------------------------

                  Notice of the Special Meeting of Stockholders

                                  June 6, 2002

                             -----------------------

     A Special Meeting of Stockholders of Optical Sensors Incorporated will be held on Thursday, June 6, 2002, at 10:00 a.m., local time, at our executive offices located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344-3733, for the following purposes:

     . To approve an amendment to our Restated Certificate of Incorporation to effect a one-for-six reverse split of our outstanding common stock; and

     .    To transact other business properly coming before the meeting.

     Our Board of Directors has fixed the close of business on May 9, 2002 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the Special Meeting or any adjournments of the meeting. Stockholders are entitled to one vote for each share held of record at that time.

     Under the terms of our stockholder rights agreement, the amendment to our Restated Certificate of Incorporation to effect a one-for-six reverse split of our outstanding common stock requires that we notify holders of rights of the effect of the reverse stock split on their rights. This proxy statement and the notice attached hereto as Annex B constitute such notice.

     TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE PAID ENVELOPE HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.

                                        By Order of The Board of Directors

                                        Paulita M. LaPlante
                                        President and Chief Executive Officer

Minneapolis, Minnesota
May 17, 2002

                             [OPTICAL SENSORS LOGO]

                          OPTICAL SENSORS INCORPORATED

                       7615 Golden Triangle Drive, Suite C
                                Technology Park V
                        Minneapolis, Minnesota 55344-3733
                                 (952) 944-5857

                             -----------------------

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF STOCKHOLDERS

                             -----------------------

                                  INTRODUCTION

     Our Board of Directors solicits your proxy for use at the Special Meeting of Stockholders to be held on Thursday, June 6, 2002, at 10:00 a.m., local time, at our executive offices located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344-3733, and any adjournments of the meeting. A proxy card is enclosed for you to use to vote at the Special Meeting. Whether or not you expect to attend the Special Meeting in person, you may vote at the meeting by completing, signing and returning the proxy card in the enclosed postage paid envelope. Any proxy given pursuant to this solicitation, and received in time for the Special Meeting, will be voted according to the instructions given in the proxy card.

     Any stockholder of Optical Sensors who executes and delivers the proxy card may revoke it at any time prior to its use by either:

     .    giving notice in writing to the Secretary of Optical Sensors,

     . filing a revoking instrument or a duly executed proxy card bearing a later date with the Secretary of Optical Sensors, or

     .    attending the Special Meeting and voting his or her stock in person.

A stockholder who attends the Special Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so.

     This proxy statement is first being mailed to our stockholders on or about May 17, 2002.

                           PURPOSES OF SPECIAL MEETING

     We will conduct the following business at the Special Meeting:

     . Consider a proposal to approve an amendment to our Restated Certificate of Incorporation to effect a one-for-six reverse split of our outstanding common stock; and

     .    Consider any other business properly coming before the meeting.

                        OUTSTANDING SHARES; VOTING RIGHTS

     Our Board of Directors has fixed the close of business on May 9, 2002 as the record date for determining the stockholders of Optical Sensors entitled to notice of and to vote at the Special Meeting. On May 9, 2002, we had outstanding 13,184,905 shares of common stock, par value $0.01 per share, and 4,333,334 shares of Series A preferred stock, par value $0.01 per share. Holders of our common stock and Series A preferred stock are entitled to one vote for each share held on the record date. The holders of a majority of the outstanding shares of common stock (6,592,453 shares), voting separately as a class, and a majority of the outstanding shares of Series A preferred stock (2,166,668 shares), voting separately as a class, as well as a majority of the outstanding shares of common stock and Series A preferred stock (8,759,120 shares), voting together as a single class, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Holders of our common stock and Series A preferred common stock do not have rights to cumulate their votes.

     Circle F Ventures, LLC ("Circle F") and Hayden R. Fleming and their affiliates own 3,031,372 shares of common stock (not including any shares issuable upon exercise of warrants or conversion of convertible promissory notes or Series A preferred stock), or 23% of the outstanding shares of common stock, and 4,333,334 shares of Series A preferred stock, or 100% of the outstanding shares of Series A preferred stock. Circle F and Hayden R. Fleming and their affiliates have indicated that they intend to vote all of their shares in favor of the proposal to amend Article IV of our Restated Certificate of Incorporation to authorize a one-for-six reverse split of our outstanding common stock, or to abandon the reverse stock split.

     We will vote shares of common stock and Series A preferred stock represented by properly executed proxies according to the choice specified in the proxy card. If we receive a properly executed proxy without any indication of how we are to vote on a matter, we will vote the shares represented by the proxy FOR the proposal set forth in the Notice of Meeting.

     In general, we will count shares represented by a properly signed and returned proxy card as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum, without regard to whether a proxy reflects a vote for or against the proposal, is left blank, or reflects a "broker non-vote" on a particular matter. A "broker non-vote" is a proxy card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because the broker has not received voting instructions and the broker has no discretionary authority to vote. Abstentions will be treated as shares present and entitled to vote, but not cast in favor of the proposal. Therefore, abstentions have the same effect as votes against the proposal. Broker non-votes, as to a particular matter, will be treated as shares not entitled to vote, and therefore, will not be counted as voted shares. However, because the proposal to amend our Restated Certificate of Incorporation requires approval of a majority of outstanding shares, broker non-votes have the same effect as votes against that proposal.

                              PROPOSAL TO AMEND OUR
                    RESTATED CERTIFICATE OF INCORPORATION TO
                    EFFECT A ONE-FOR-SIX REVERSE STOCK SPLIT

Introduction

     The Board has unanimously adopted a resolution approving, and recommending to Optical Sensors Incorporated's stockholders for their approval, a proposal to amend Article IV of our Restated Certificate of Incorporation to authorize a one-for-six reverse split of our outstanding common stock, or to abandon the reverse stock split. The form of the proposed amendment is annexed to this Proxy Statement as Annex A. The amendment would effect the reverse stock split by reducing the number of issued and outstanding shares on a one-for-six basis, but would not increase the par value of the common stock, and would not change the number of authorized shares of common stock. If for any reason the company deems it advisable to do so, the reverse stock split may be abandoned at any time before, during or after the special meeting and prior to its effectiveness, without further action by our stockholders.

     The reverse stock split will become effective upon filing of the amendment. Each holder of six shares of Optical Sensors common stock immediately prior to the filing of the amendment would become the holder of one share of Optical Sensors common stock after the filing of the amendment.

Purpose of the Reverse Split

     There are several reasons why the Board of Directors recommends that our stockholders approve the reverse stock split, including the following:

     .    To increase the per share market price of our common stock

     . To increase the likelihood of obtaining quoting of our common stock on the Nasdaq SmallCap Market

     . To increase the number of shares of common stock available for future issuance

     .    To improve the marketability and liquidity of our common stock

     .    To align our capital structure to those of comparable companies

Increase Market Price of Our Common Stock

     The proposal to approve the reverse stock split is intended to increase the per share market price of our common stock by combining the outstanding shares of our common stock so that the outstanding shares of our common stock after giving effect to the reverse stock split trade at a higher price per share than the outstanding shares of our common stock before giving effect to the reverse stock split. We believe that effecting an increase in the per share market price of our common stock will benefit our stockholders for the reasons described below.

Nasdaq SmallCap Market

     On May 12, 2000, our shares of common stock ceased to be traded under the Nasdaq National Market due to our inability to satisfy certain criteria that is required of companies whose shares of capital stock are traded on this system. Since that time, our common stock has been traded in the over-the-counter market on the OTC Bulletin Board. We believe that listing of our common stock on the Nasdaq SmallCap Market may enhance our access to capital and increase our flexibility in responding to anticipated capital requirements. We believe that current and prospective investors will view an investment in Optical Sensors more favorably if shares of our common stock are listed on the Nasdaq SmallCap Market; and therefore, we believe that we will be able to attract more individual and institutional investors who otherwise would not buy any of our shares.

     In order for our common stock to be quoted on the Nasdaq SmallCap Market, we will be required to meet initial listing criteria. These criteria require us to have at least:

     .    three market makers in our common stock;
     .    total net tangible assets of $4.0 million;
     .    a minimum bid price for our common stock of $4.00 per share;
     .    300 holders of our common stock; and
     . 1 million shares of our common stock held by non-affiliates, having a market value of $5 million or more.

     Our stock has traded well below the minimum bid price of $4.00 per share since March of 2000, and we do not met the requirement that we have net tangible assets of at least $4.0 million. The proposal to approve the reverse stock split is intended to increase the market price of our common stock. Although any increase in the market price of our common stock resulting from the reverse stock split may be proportionately less than the decrease in the number of shares outstanding, we believe that the proposed reverse stock split along with new initiatives we are pursuing and improved operating results may make it more likely that the market price for our shares will meet or exceed $4.00 per share at some time in the future.

Improve Marketability and Liquidity of Our Common Stock

     We believe that a higher price per share of our common stock could improve the marketability and liquidity of our common stock and that the listing of our common stock on the Nasdaq SmallCap Market will increase liquidity of our common stock and may potentially minimize the spread between the "bid" and "asked" prices of our common stock quoted by market makers. We believe that the current per share price level of our common stock has reduced the effective marketability of our common stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Some investors view low-priced stock as speculative and unattractive. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stock. Such policies and practices pertain to the payment of brokers' commissions and to the time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

     The federal "penny stock" rules also adversely effect the marketability of low-priced stocks, including our common stock. Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

     Because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our common stock results in individual stockholders paying transaction costs (commission, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price of our common stock was substantially higher. This factor may also limit the willingness of institutions to purchase our common stock at its current market price.

Increase of Shares of Common Stock Available for Future Issuance

     As described below, the proposed reverse stock split will result in additional shares of unissued and unreserved shares of common stock becoming available for future issuance because we will not be decreasing the number of authorized shares of common stock. Our current cash needs are being met through loans from Circle F Ventures. While we believe that Circle F will continue to loan us funds sufficient for us to continue operation, Circle F has no obligation to do so. Accordingly, we will need to raise additional capital during 2002 and anticipate doing so through a private placement of our common stock. We do not currently have enough shares of unissued and unreserved shares of common stock available for future issuance to meet our financing needs. In addition, our Board of Directors believes it is necessary to increase the number of shares of our authorized common stock in order to provide us with the flexibility to issue common stock for a variety of other business purposes which may arise and our Board deems advisable, without further action by our stockholders, unless required by law. These purposes could include, among other things, the sale of stock to obtain additional capital or to acquire other companies, businesses or assets, to declare future stock dividends or stock splits, and for other bona fide purposes. A greater flexibility for raising capital or acquiring other companies and businesses would benefit our internal growth and acquisition strategy, fund stock-related employee benefits and fund other working capital and general corporate requirements. We currently have no plans to declare a stock dividend or stock split and have no present plans, arrangements or understandings with respect to a possible acquisition that would involve the issuance of common stock. However, we are negotiating a term sheet with a third party for a potential acquisition of assets that could involve the issuance of options to purchase common stock in connection with compensation arrangements for individuals that we may hire in connection with this potential acquisition.

Align our Capital Structure

     Another reason for the reverse stock split is to decrease the public float of our common stock, which we believe will, in turn, increase the liquidity of our common stock. We have a relatively large number of shares of our common stock outstanding in light of our reasonably foreseeable operating results. We believe that any revenues and earnings that we are able to achieve in the future will be small relative to the number of currently outstanding shares of common stock and that having a smaller number of outstanding shares of common stock will be more in line with the revenues and earnings that we may be able to generate in the future.

Effect of the Reverse Split

Increase of Shares of Common Stock Available for Future Issuance

     We are currently authorized to issue a maximum of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of May 9, 2002, we had 13,184,905 shares of common stock outstanding, 4,333,334 shares of common stock reserved for issuance upon conversion of our Series A preferred stock, 4,191,080 shares of common stock reserved for issuance under our stock option plan, 1,074,126 shares of common stock issuable upon exercise of outstanding warrants and 5,956,000 shares of common stock issuable upon conversion of outstanding convertible promissory notes. As of May 9, 2002, we also had 4,750,000 shares of preferred stock designated as Series A preferred stock, 4,333,334 shares of which are outstanding and 250,000 shares of preferred stock designated as Series A junior preferred stock, which are reserved for issuance in connection with our shareholder rights plan and are not issued or outstanding. Accordingly, we have 1,260,555 shares of common stock, 416,666 shares of Series A preferred stock and no shares of undesignated preferred stock available for future issuance at the present time. The reverse stock split would reduce the number of shares of our common stock that are issued and outstanding, the number of shares reserved for issuance under our stock option plans, the number of shares issuable upon exercise of outstanding warrants and conversion of outstanding Series A preferred stock and convertible promissory notes. We will not, however, decrease the number of shares of common stock we will be authorized to issue. As a result, the reverse stock split would have the effect of increasing the number of authorized but unissued and unreserved shares of our common stock.

     If the reverse stock split is implemented, each outstanding and unexercised option, warrant and convertible promissory note that is exercisable for or convertible into shares of our common stock would be automatically converted into an economically equivalent option, warrant or other security to purchase shares of our common stock by decreasing the number of shares underlying the option, warrant or security and increasing the exercise price appropriately. In addition, the number of shares of common stock which remain available for issuance under our stock option plans will be reduced by the same ratio as the reverse stock split.

     The following table shows the number of shares of common stock that are currently available for issuance and the number of shares of common stock that will be available for issuance following the reverse stock split:

                                                               Number of Shares of Common Stock
                                                             Outstanding or Reserved for Issuance
                                                             ------------------------------------
     Security                                       Before Reverse Stock Split        After Reverse Stock Split
     --------                                       --------------------------        -------------------------
     Authorized shares                                      30,000,000                         30,000,000

     Outstanding shares                                     13,184,905                          2,197,484

     Shares issuable upon conversion
     of series A preferred stock                             4,333,334                            722,222

     Shares reserved under stock
     option plans                                            4,191,080                            698,513

     Shares issuable upon exercise of
     warrants                                                1,074,126                            179,021

     Shares issuable upon conversion
     of convertible promissory notes                         5,956,000                            992,666
                                                            ----------                         ----------
     Shares available for future
     issuance                                                1,260,555                         25,210,092
                                                            ==========                         ==========

General Effects of the Reverse Stock Split

     Although the reverse stock split would not, by itself, impact our assets or business, the reverse stock split could result in a decrease in the aggregate market value of our equity capital. Also, if approved and implemented, the reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares. The Board believes that this risk is outweighed by the benefits of reverse stock split.

     Approval of the reverse stock split itself would not affect any stockholder's percentage ownership interest in Optical Sensors or proportional voting power, except for differences resulting from the fractional share adjustment described below. The shares of common stock that would be issued upon approval of the reverse stock split would be fully paid and non-assessable. Holders of common stock will have no preemptive or other subscription rights. The voting rights and other privileges of the holders of common stock would not be affected by adoption of the reverse stock split or the subsequent implementation thereof.

Effect on Series A Junior Preferred

     Our Board adopted a stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights, at a rate of one purchase right for each share of common stock held at that time. Purchase rights have also attached to all shares of our common stock that we have issued thereafter and will attach to all shares that will issue in the future. When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. In the event of a reverse stock split, the number of votes per share that the Series A Junior Preferred stock were entitled to immediately prior to such event shall be appropriately adjusted in an economically equivalent manner.

     Under the terms of our stockholder rights agreement, the amendment to our Restated Certificate of Incorporation to effect a one-for-six reverse split of our outstanding common stock requires that we notify holders of rights of the effect of the reverse stock split on their rights. This proxy statement and the notice attached hereto as Annex B constitute such notice.

Potential Anti-Takeover Effects

     While the increased number of additional shares of our common stock available for issuance may have the effect of impeding an unsolicited attempt by a person or entity to acquire control of Optical Sensors, our Board of Directors does not intend or view the increased availability of common stock as an anti-takeover measure nor are we aware of any proposed or contemplated transaction of this type. Our issuance of additional shares of common stock may, depending upon the circumstances under which the shares are issued, reduce stockholders' equity per share, and will reduce the percentage of ownership of our common stock of existing stockholders.

     In December 1996, our Board of Directors adopted a stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights, at a rate of one purchase right for each share of common stock held at that time. Purchase rights have also attached to all shares of our common stock that we have issued thereafter and will attach to all shares that will issue in the future. When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. The rights will expire at the close of business on December 2, 2006, unless we terminate the rights earlier.

Effectiveness of the Reverse Stock Split

     The reverse stock split, if approved by our stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of our certificate of incorporation in substantially the form of the reverse stock split amendment. The exact timing of the filing of such Certificate of Amendment would be determined by our Board based upon its evaluation as to when such action would be most advantageous to us and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split amendment if, at any time prior to filing such reverse stock split amendment, the Board, in its sole discretion, determines that it is no longer in our best interests or the best interests of our stockholders to do so.

     Commencing on the date the reverse stock split amendment is filed with the Secretary of State of the State of Delaware, each stock certificate representing shares of common stock before such date would be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. As soon as practicable after such date, stockholders would be notified as to the effectiveness of the reverse stock split and instructed as to how and when to surrender their certificates representing shares of pre-effective stock in exchange for certificates representing shares of post-effective stock. We intend to use Wells Fargo Bank, N.A. as our exchange agent in effecting the exchange of certificates following the effectiveness of the reverse stock split.

     YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM OUR EXCHANGE AGENT. IF WE DECIDE TO EFFECT THE REVERSE STOCK SPLIT, A LETTER OF TRANSMITTAL WILL BE MAILED TO YOU SOON AFTER THE REVERSE STOCK SPLIT BECOMES EFFECTIVE.

Fractional Shares

     We do not intend to issue fractional shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because the number of shares of our common stock they hold is not evenly divisible by the reverse split ratio, will be entitled, upon surrender to our transfer agent of certificates representing such shares, to cash payments in lieu of the fractional shares to which the stockholders would otherwise be entitled. The cash payments for the fractional shares will be the proportionate portions of the net proceeds from the sale by the transfer agent on behalf of all the fractional share holders of the aggregate of the fractional shares of our common stock. The ownership of a fractional interest will not give the holder any voting, dividend, or other rights, except to receive cash payment.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Certain Federal Income Tax Consequences

     The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non- resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     The federal income tax consequences of the reverse split will vary among stockholders depending on whether they receive cash for fractional shares. No ruling from the Internal Revenue Service nor opinion of counsel will be sought or obtained regarding the federal income tax consequences to our stockholders as a result of the reverse split. However, we believe that because the reverse split is not part of a plan to periodically increase stockholders' proportionate interest in our assets or earnings and profits, and because the cash payment in lieu of fractional shares represents a mechanical rounding rather than separately bargained for consideration, the proposed reverse split will have the following federal income tax effects:

  . A stockholder will not recognize taxable gain or loss on the receipt of new certificates in exchange for old certificates in the reverse split. In the aggregate, the stockholder's basis in our common stock represented by the new certificates will equal his or her basis in the shares of common stock represented by the old certificates exchanged therefor (but not including the basis of any shares of common stock represented by old certificates to which a fractional share interest in common stock represented by a new certificate is attributable).

  . To the extent that a stockholder receives cash in the reverse split in lieu of the issuance of a fractional share by us (whether or not in addition to receiving new certificates in exchange for old certificates), such stockholder will generally be treated as having received a fractional interest in a share of common stock represented by a new certificate which is then redeemed by us. Such stockholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such stockholder's aggregate basis in the pre-reverse split share of common stock to which such fractional interest is attributable. If such shares are a capital asset in the hands of such stockholder, the gain or loss will be long-term gain or loss if the shares were held for more than one year.

Appraisal Rights

     No appraisal rights are available under the Delaware General Corporation Law or under out Restated Certificate of Incorporation or By-Laws, as amended, to any stockholder who dissents from the proposal to approve the amendment to our Restated Certificate of Incorporation to effect the reverse stock split.

Recommendation and Vote Required

     Optical Sensors's Board recommends a vote FOR the proposal to amend our Restated Certificate of Incorporation in order to effect the one-for-six reverse split of our outstanding common stock. The affirmative vote of holders of a majority of the outstanding shares of common stock, voting separately as a class, and a majority of the outstanding shares of Series A preferred stock, voting separately as a class, as well as a majority of the outstanding shares of common stock and Series A preferred stock, voting together as a single class, in person or represented by proxy, is required to approve the proposal to amend our Restated Certificate of Incorporation in order to effect the one-for-six reverse split of our outstanding common stock. The Board of Directors reserves the right to abandon the proposed reverse stock split without further action by our stockholders at any time prior to the filing of the amendment with the Delaware Secretary of State, notwithstanding authorization of the proposed amendment by our stockholders.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of April 30, 2002 for
(1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading "Management" (3) each of our directors and
(4) all of our executive officers and directors as a group. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.

Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

                                           Shares of Series A Convertible                  Shares of common stock
                                       Preferred Stock Beneficially Owned(1)               Beneficially Owned (1)
                                       -------------------------------------               ----------------------
Name                                      Amount           Percent of Class            Amount      Percent of Class (2)
-------------------------------------  ------------        ----------------          ----------    --------------------
Circle F Ventures, LLC and
Hayden Fleming (3) ..................    4,333,334               100.0%              14,020,706           58.0%

Special Situations Funds (4) ........            0                 0.0%               1,750,000           12.9%

Norwest Venture Capital (5) .........            0                 0.0%                 820,058            6.2%

Richard B. Egen (6) .................            0                 0.0%                  46,000              *

Paulita M. LaPlante (7) .............            0                 0.0%                 324,268            2.4%

Victor Kimball (8) ..................            0                 0.0%                  85,712              *

Wesley G. Peterson (9) ..............            0                 0.0%                 140,535            1.0%

Charles D. Snead, Jr. (10) ..........            0                 0.0%                  25,400              *

All directors and executive
officers as a group (5 persons)
(11) ................................            0                 0.0%                 621,915            4.5%

__________________
*    Less than 1% of the outstanding shares.

(1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock and preferred stock. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options but are not deemed outstanding for computing the percentage of any other person or group. The Series A convertible preferred stock is convertible into common stock at the option of the holder and is therefore in the number of shares of Series A preferred stock and common stock.

(2) Based on 13,184,905 shares of common stock outstanding as of April 30, 2002.

(3) Based on Schedule 13D/A filed February 8, 2002. Includes 140,472 shares held by an individual retirement account for the benefit of Mr. Fleming's spouse, 20,000 shares held by an individual retirement account for the benefit of Mr. Fleming and 1,470,900 shares are owned by the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 (the "Fleming Trust"). The shares owned by the Fleming Trust include 400,000 shares issuable upon the conversion of a convertible promissory note and 200,000 shares issuable upon the exercise of a warrant. The shares owned by Circle F include 5,556,000 shares issuable upon conversion of convertible promissory notes held by Circle F and 4,333,334 shares issuable upon the conversion of 4,333,334 shares of Series A preferred stock held by Circle
     F. Mr. Fleming is the managing member of Circle F. The address of Circle F and Mr. Fleming is 17797 N. Perimeter Drive, Scottsdale, Arizona 85255. See "Certain Relationships and Related Transactions."

(4) Based on a Schedule 13G/A filed February 12, 2002. Includes warrant to purchase 350,000 shares of common stock. MGP Advisors Limited Partnership ("MGP") is the general partner and investment advisor of Special Situations Fund III, L.P., a limited partnership ("SSF III"), and AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner and investment advisor of the Cayman Fund. Austin W. Marxe and David Greenhouse are officers, directors and members of AWM and MGP, respectively, and may be deemed to be the beneficial owner of the shares held by SSF III and Cayman Fund. SSF III, MGP, Cayman Fund and AWM have sole voting and investment power with respect to the shares beneficially owned by such fund and advisor. Messrs. Marxe and Greenhouse have shared voting and investment power with respect to the shares beneficially owned by each of them. The address of SSF III, MGP, AWM and Messrs. Marxe and Greenhouse is 153 East 53 Street, New York, New York 10022. The address of Cayman Fund is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. See "Certain Relationships and Related Transactions."

(5) Based on Schedule 13G filed February 22, 2000. Includes 366,833 shares held of record by Norwest Equity Partners IV and 453,225 shares held of record by Norwest Equity Partners V. Itasca Partners is the general partner of Norwest Equity Partners IV and may be deemed to be the beneficial owner of shares held by Norwest Equity Partners IV. Itasca Partners V is the general partner of Norwest Equity Partners V and may be deemed to be the beneficial owner of shares held by Norwest Equity Partners V. Each of John E. Lindahl, George J. Still, Jr. and John P. Whaley, by virtue of his affiliation with Norwest Equity Partners IV and Norwest Equity Partners V, may be deemed to be the beneficial owner of shares held by Norwest Equity Partners IV and Norwest Equity Partners V; however he disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Norwest Venture Capital and the other named individuals is 2800 Piper Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402.

(6) Includes 46,000 shares issuable upon exercise of outstanding stock options held by Mr. Egen.

(7) Includes 322,181 shares issuable upon exercise of outstanding stock options held by Ms. LaPlante.

(8) Includes 78,956 shares issuable upon exercise of outstanding stock options held by Mr. Kimball.

(9) Includes 100,989 shares issuable upon exercise of outstanding stock options held by Mr. Peterson.

(10) Includes 24,000 shares issuable upon exercise of outstanding stock options held by Mr. Snead.

(11) Includes shares beneficially owned by affiliates of our officers and directors, but does not include any shares beneficially owned by Circle F Ventures, LLC or Hayden R. Fleming.

                              STOCKHOLDER PROPOSALS

     All proposals of stockholders that are requested to be included in our proxy statement for our next annual meeting must be received by us at our principal executive office a reasonable time before the company begins to print and mail our proxy materials.

     Any other stockholder proposals to be presented at our next annual meeting must be received at our principal executive a reasonable time before the annual meeting is conducted.

     We have no plans to hold an annual meeting at this time.

                            PROXY SOLICITATION COSTS

     The cost of soliciting proxies, including preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile, telegraph or personal conversation. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our capital stock.

                                  OTHER MATTERS

     Our Board of Directors is not aware of any other matters that may be presented to the stockholders for formal action at the Special Meeting. If, however, any other matters properly come before the Special Meeting, or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

     We will pay the cost of soliciting proxies. Directors, officers and regular employees of Optical Sensors may, without compensation other than their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. We may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

     All stockholders who do not expect to attend the Special Meeting, are urged to execute and return the enclosed proxy card promptly.

                                        BY ORDER OF THE BOARD OF DIRECTORS





                                        Paulita M. LaPlante
                                        President and Chief Executive Officer

May 17, 2002
Minneapolis, Minnesota

                                                                         Annex A

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                         OF OPTICAL SENSORS INCORPORATED

     Optical Sensors Incorporated, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY that:

     FIRST: That the Board of Directors of the Corporation, at a duly called meeting, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board of Directors declares that it is advisable to amend Article IV of the Restated Certificate of Incorporation of the Corporation as follows, subject to the determination of the appropriate split ratio not to exceed one-for-six by an officer of the Corporation:

     Amend Article IV by adding the following at the end of Article IV:

     Simultaneously with the effective date of the filing of this amendment to the Corporation's Restated Certificate of Incorporation (the "Effective Date"), each six shares of common stock, par value one cent ($.01) per share, of the Corporation issued and outstanding immediately prior to the Effective Date shall automatically be reclassified (the "Reverse Split"), without any action on the part of the holder thereof, into one fully paid and nonassessable share of common stock, par value one cent ($.01) per share. The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of common stock issued pursuant to the Reverse Split but shall pay instead to such stockholders, in lieu of such fractional interest, an amount in cash equal to their pro rata share of the proceeds received from the sale of all fractional interest.

     SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL; (a) the Board of Directors of the Corporation having duly adopted resolutions on April 16, 2002 setting forth such amendment, declaring its advisability and directing that such amendment be submitted to the stockholders of the Corporation for their consideration and approval, and (b) the stockholders of the Corporation having duly approved and adopted such amendment by a vote of the holders of a majority of the shares of outstanding stock of the Corporation entitled to vote thereon at a duly called meeting of stockholders duly held on June 6, 2002, upon notice in accordance with Section 222 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by ________________, its _______________, there unto duly authorized, and attested by _______, its _______, this _______ day of 2002.


                                        OPTICAL SENSORS INCORPORATED

                                        By: ____________________________________
                                        Name:
                                        Title:

ATTEST:

_________________________________
Name:
Title:

                                                                         Annex B

   Notice of Adjustment to Rights Under Rights Agreement Upon Effectiveness of
                         One-For-Six Reverse Stock Split

Pursuant to Section 12(c) of that certain Rights Agreement, as amended, between Optical Sensors Incorporated, a Delaware corporation (the "Company"), and Norwest Bank Minnesota, N.A., a national banking association acting as rights agent, the predecessor of Wells Fargo Bank Minnesota N.A. (the "Rights Agent"), dated December 3, 1996 (the "Rights Agreement"), this Notice of Adjustment constitutes notice to all holders of rights certificates thereunder of the adjustment to all rights upon effectiveness of the Company's proposed one-for-six reverse split of its Common Stock.

In accordance with Section 11(p) of the Rights Agreement, upon effectiveness of the proposed one-for six reverse split of the Company's Common Stock, each share of the Common Stock of the Company shall be associated with six (6) rights. As detailed in the Rights Agreement, each right entitles the holder thereof to purchase one one-thousandth of a share of the Company's Series A Junior Preferred Stock.

Please note that all other terms of the Rights Agreement which are not explicitly modified by this Certificate, which shall include but not be limited to the purchase price per right, which currently is $90.00 for each such right (as set forth in Section 7(b) of the Rights Agreement), shall remain the same and in full force and effect.

If you have any questions regarding this matter, please contact our counsel, Thomas A. Letscher, at Oppenheimer Wolff & Donnelly LLP, via mail at 3300 Plaza VII Building, 45 South Seventh Street, Minneapolis, MN 55402, or via telephone at (612) 607-7000.

                             [OPTICAL SENSORS LOGO]

                         SPECIAL MEETING OF STOCKHOLDERS
                             THURSDAY, JUNE 6, 2002

        This Proxy is solicited by the Board of Directors for use at the
                         Special Meeting on June 6, 2002

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing this proxy, you revoke all prior proxies and appoint Paulita M. LaPlante and Wesley G. Peterson, and each of them, with full power of substitution and revocation, to vote all shares of the common stock of Optical Sensors Incorporated held of record by you on May 9, 2002, on the matters shown on the reverse side and any other matters which may come before the Special Meeting to be held on June 6, 2002 at 10:00 a.m., local time, at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344-3733, and any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                    See reverse side for voting instructions

              The Board of Directors Recommends a Vote FOR Item 1.

1. To approve an amendment to Optical Sensors Incorporated's Restated Certificate of Incorporation to effect a one-for-six reverse split of our outstanding common stock:

     [_]      FOR               [_]     AGAINST           [_]      ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED OR, IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR ITEM 1.
                                               ---

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, fiduciary, trustee or guardian, or as a custodian for a minor, please give full title as such. If a corporation, please sign the corporation name in full by a duly authorized officer of the signer. If a partnership, please sign in partnership name by authorized person.

Dated:_________________, 2002

                                   Signature ___________________________________

                                   Signature if held jointly ___________________